SCHEDULE 14A
                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary  Proxy Statement ]
[ ] Confidential, for Use of the Commission Only (as permitted by Rule  14a-6(e)
(2))
[X] Definitive Proxy Statement
[ ] Definitive  Additional  Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c)-or ss.240,14a-12

                            Wellco Enterprises, Inc.
                (Name of Registrant as Specified In Its Charter)


     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii),  14a-6(I)(2) or Item 22(a)(2) of
Schedule 14A [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(I)(3). [ ] Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.
         1)       Title of each class of securities to which transaction applies
                  :

         2)       Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         4)       Proposed maximum aggregate value of transaction:

         5)       Total fee paid:
[ ]      Fee paid previously with preliminary materials.
[ ] check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number or the Form or Schedule and the date of its filing.
         1)       Amount Previously Paid:

         2)       Form, Schedule or Registration Statement No.:

         3)       Filing Party:

         4)       Date filed:

                            WELLCO ENTERPRISES, INC.
                               150 Westwood Circle
                                  P.O. Box 188
                        Waynesville, North Carolina 28786


                                October 18, 1996


                            NOTICE OF ANNUAL MEETING
                                       OF
                                  STOCKHOLDERS


The annual meeting of stockholders of Wellco Enterprises, Inc. will be held in the cafeteria of the Company's Waynesville, North Carolina, plant, located at 150 Westwood Circle, on Tuesday, November 19, 1996, at 3:00 P.M., EST, for the purpose of taking action on the following items, as more particularly described in the accompanying Proxy Statement:

         1.       The election of directors;
         2. Approval of the 1996 Stock Option Plan for Key Employees; and such other matters as may properly come before the meeting.

Only stockholders of record at the close of business on October 18, 1996, will be entitled to vote at the meeting. This Notice and the accompanying Proxy Statement are being mailed to stockholders on approximately October 25, 1996.

                              By Order of the Board of Directors

                              RICHARD A. WOOD, JR.
                              SECRETARY


               YOUR VOTE IS IMPORTANT. EVEN IF YOU DO NOT PLAN TO
                  ATTEND THE MEETING, PLEASE RETURN YOUR SIGNED
                                     PROXY!

Please complete and promptly return your Proxy in the postpaid envelope provided. This will not prevent you from voting in person at the meeting. It will, however, help to assure a quorum and avoid added proxy solicitation costs.

                            Wellco Enterprises, Inc.
                               150 Westwood Circle
                                  P.O. Box 188
                        Waynesville, North Carolina 28786

                                 PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Wellco Enterprises, Inc. (the "Company") for use at the 1996 Annual Stockholders Meeting of the Company, to be held on November 19, 1996, and at any adjournment thereof. The cost of solicitation will be borne by the Company. ChaseMellon Shareholder Services, the transfer agent for the Company, has been retained to assist in obtaining proxies, including proxies from brokerage houses and others with respect to shares registered in their names but beneficially owned by others, by such means as ChaseMellon deems appropriate, at a cost to the Company presently estimated at $2,500. Such brokerage houses and others will be reimbursed for their out-of-pocket expenses incurred. Proxies may also be solicited by some directors, officers or employees of the Company, in person or by mail, telephone or telefax, without extra compensation to them.

The shares represented by the proxies received will be voted at the meeting, or any adjournment thereof. On matters coming before the meeting as to which a choice has been specified by the stockholder by means of the ballot on the proxy, the shares represented will be voted accordingly. If no choice is so specified, the shares will be voted in favor of the matters set forth in the foregoing notice of meeting. Management does not know of any other matters which will be presented for action at the meeting, but the persons named in the accompanying proxy intend to vote or act with respect to any other proposal which may be presented for action, and matters incident to the conduct of the meeting, according to their judgment in light of conditions then prevailing except as to election of substitute nominees for director, as to which proxies will be voted for nominees designated as hereinafter stated. Executed proxies may be revoked by written revocation or later dated proxy delivered to the Secretary prior to or at the meeting. Also, stockholders who are present at the meeting may withdraw their proxies and vote in person if they so desire.

Stockholders of record at the close of business on October 18, 1996, will be entitled to vote at the meeting. On that date, there were outstanding 374,382 shares of the Company's common stock. Each stockholder is entitled to one vote for each share of stock on all matters to be presented at the meeting. A plurality vote of the shares represented at the meeting, in person or by proxy, is necessary for the election of each director. The affirmative vote of a majority of the holders of the outstanding shares of common stock of the Company is necessary for approval of the 1996 Stock Option Plan for Key Employees in order to qualify stock acquired under the Plan for certain favorable tax and securities law benefits to the holders of such stock. Cumulative voting is not available at the meeting.

On December 29, 1996 the Company repurchased from Coronet Insurance Company 510,424 of the Company's common stock, which represented 58% of the Company's total shares outstanding at that time. As a result of this repurchase, Mr. James
T. Emerson, a Director of the Company, owns 47% of total shares outstanding (176,312 shares as of September 30, 1996). See page 7 of this Proxy Statement for more information about this repurchase transaction.

Stockholders having questions concerning the matters to be considered at the meeting are invited to telephone the Company at (704) 456-3545, extension 102.

                               BOARD OF DIRECTORS

The Company's Board of Directors consists of nine directors divided into three classes with each class having three directors serving for a term of three years. One class of three directors is usually elected at each Annual Meeting. Because three Directors resigned in December, 1995, stockholders will be voting at the 1996 Annual Meeting on a total of five directors representing all three classes.

Your Board of Directors unanimously recommends the reelection of Mr. Joseph Minio as a Class III Director (Mr. Minio was formerly a Class II Director); the reelection of William D. Schubert as a Class I Director (Mr. Schubert was formerly a Class III Director); and the election of Messrs. James T. Emerson, Fred K. Webb, Jr., and David Lutz as Class II Directors. As permitted by the Company's by-laws, Messrs. Emerson, Webb and Lutz were elected in January, 1996 by the Board of Directors to serve until the 1996 Annual Meeting of Stockholders. All of said nominees have consented in writing to serve if elected.

The class, period of service as a director, age and principal occupation for at least the past five years of each nominee for director and each person whose term of office as a director will continue after the meeting are as follows:

NOMINEES FOR ELECTION:

Class III Director for Term Expiring  in 1997:

Joseph Minio has been a Director of the Company since 1993 and is 53 years of age. He has been President, Chief Executive Officer and a Director of Belle Haven Management, Ltd. since 1986. Belle Haven is engaged in the business of acquiring controlling positions in small and medium-sized under-performing companies, and provides such companies with top level general management services, including strategic planning, restructuring, financing and acquisition search, analysis and negotiation. He is (since 1983) a Director of Alba-Waldensian, Inc. He has also served as President and Chief Executive Officer of Intelligent Business Communications Corporation which is primarily engaged in the design, development, manufacture and marketing of advanced state-of-the-art satellite data control equipment. From 1981 until 1986, he was President, Chief Executive Officer and a Director of Publicker Industries, Inc., a manufacturer of alcohol and related products.

Class I Director for Term Expiring in 1998:

William D. Schubert has been a Director of the Company since 1990 and is 72 years of age. He is the Principal of Advanced Management Concepts (consultant to the apparel and textile industry) since 1989 and is a Director (since 1991) of Sunstates Corporation (formerly Acton Corporation). He was President and Chief Executive Officer of Alba-Waldensian, Inc. (1973-88).

Class II Directors for Term Expiring  in 1999:

James T. Emerson has been a Director of the Company since January, 1996 and previously served as a Director from 1988 until 1993, and is 74 years of age. He was an industrial instrumentation engineer and consultant (retired 1983), and is an investor. He is the uncle of Fred K. Webb, Jr., also a nominee for Director.

Fred K. Webb, Jr. has been a Director of the Company since January, 1996. He is an Accounting Team Leader (since 1995) and Senior Staff Accountant (since 1989) for United Guaranty Corporation (an insurance holding company) and is 36 years of age. He is the nephew of James T. Emerson, also a nominee for Director.

David Lutz has been a director of the Company since January, 1996 and previously served as a Director from 1984 until 1992. He is President and Chief Operating Officer and Treasurer of the Company (since October , 1996) and is 51 years of age. He served as Executive Vice President and Treasurer of the Company from May until October, 1996, as Secretary/Treasurer from 1986 until May 1996 and as Controller from 1974 until 1986.

DIRECTORS CONTINUING IN OFFICE:

Class III Directors Whose Term Expires in 1997:

Horace Auberry has been a Director of the Company since 1964 and is 65 years of age. He is Chairman, Board of Directors and Chief Executive Officer of the Company (since October , 1996) and was Chairman of the Board of Directors from 1968 until October, 1996.

Rolf Kaufman has been a Director of the Company since 1962 and is 66 years of age. He was President of the Company from 1968 until October, 1996. Upon his retirement from the position of President on September 30, 1996, Mr. Kaufman was elected by the Board of Directors to the new position of Vice Chairman, Board of Directors. As Vice Chairman, Mr. Kaufman was able to retire from full time employment as President, while still being significantly involved in several areas of the Company's business affairs.

Class I Directors Whose Term Expires  in 1998:

William M. Cousins, Jr. has been a Director of the Company since 1990 and is 72 years of age. He is President (since 1974) of William M. Cousins, Jr., Inc. (management consultants), a Director (since 1991) of Alba-Waldensian, Inc. (an apparel manufacturing company) and a director of BioSepra, Inc. .

J. Aaron Prevost has been a Director of the Company since 1973 and is 85 years of age. He is a retired Senior Vice President of First Union National Bank of North Carolina, Waynesville, N.C.

Mr. Prevost is subject to a Final Judgement of Permanent Injunction , filed on July 23, 1996 in the U. S. District Court for the Western District of North Carolina, under which Mr. Prevost and an associate voluntarily consented to permanently restrain and enjoin themselves from violating Section 10(b) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. The Judgement was entered after filing of a Complaint by the Securities and Exchange Commission alleging that in 1993 Mr. Prevost gave said associate certain non-public information about the Company that was used by the associate to purchase the Company's stock. The Judgement required Mr. Prevost to pay a disgorgement amount of $3,387 plus prejudgement interest and a like amount in civil penalty.

It is intended that shares represented by the accompanying Proxy will be voted for election of the above nominees unless authority for such vote is withheld. In the event that any nominees should become unable to serve or for good cause will not serve, it is intended that such shares will be voted for substitute nominees designated by the present Board of Directors of the Company.

              APPROVAL OF 1996 STOCK OPTION PLAN FOR KEY EMPLOYEES

The Board of Directors of the Company has unanimously adopted upon the recommendation of its Compensation Committee, subject to approval of stockholders at this 1996 Annual Meeting, the 1996 Stock Option Plan for Key Employees (the "Plan") providing for the granting of stock options to key employees (including officers) of the Company and its present and future subsidiaries. Under North Carolina corporation law, your Board of Directors could issue such options without stockholder approval. However, the affirmative vote of a majority of the holders of the outstanding shares of common stock of the Company is necessary for approval of the Plan in order to qualify stock acquired under the Plan for certain favorable tax and securities law benefits to the holders of such stock. Your Board of Directors unanimously recommends that the Company's stockholders approve the Plan by at least such majority vote.

The Plan is intended to provide additional incentive to key employees of the Company by encouraging and enabling them to acquire a proprietary interest in the Company through investment of their own funds. Your Board of Directors believes that this Plan will also be of significant assistance in retaining and attracting additional qualified management personnel in today's highly competitive labor market. For purposes of the Plan, a key employee is one serving the Company in an executive, administrative, or professional capacity as defined from time to time by law under the Fair Labor Standards Act and regulations promulgated thereunder.

A summary of the Plan is set forth below and a complete text of the Plan is set forth as Exhibit A to this Proxy Statement.

A maximum of 20,000 shares of common stock of the Company (to be adjusted by any future capitalization changes by virtue of the "anti-dilution" provisions of the
Plan) may be optioned under the Plan. Shares purchased by exercised options may be provided from either authorized but unissued shares or issued shares which have been reacquired by the Company. The price at which shares may be optioned cannot be less than 100% of the fair market value (as defined in the Plan) of such shares on the date the option is granted (110% in the case of an eligible employee owning personally or by attribution more than 10% of the Company's outstanding stock, of which there are presently none). The purchase price of shares purchased must be paid in full in cash at the time of exercise of any option or, at the holder's election, surrender of the Company's stock then owned by said holder.

Options may be granted under the Plan at any time until June 30, 2001, on which date the Plan will terminate except as to options then outstanding. The term of each option shall be for not more than ten years from the granting thereof, reduced in the events of termination of employment or death of the option holder. Options may be exercised in whole or in part. Options are not transferable except by Will or the laws of intestate succession.

The Plan is administered by the Compensation Committee of the Company's Board of Directors, which comprises all Directors of the Company not otherwise associated with the Company. Within the limitations of the Plan, the Committee determines in its discretion those employees who will be granted options, the time or times at which options shall be granted and the number of shares to be subject to each option. The composition of that Committee is as described on Page 7 of this Proxy Statement.

The Plan has been adopted with the intent of making grants thereunder qualify as "incentive stock options" under current federal income tax laws. The Company understands that employees receiving grants under the Plan would not realize federally taxable income upon such grant or upon any exercise of such grant nor is the Company entitled to any current income tax deduction as to such grant. Further, if stock is held for at least one year after exercise of the grant and more than two years after the date of the grant, any gain to such employee would be federally taxable as capital gain. If the employee is so taxable on such a disposition, the Company has no deduction for federal income tax purposes in connection with its granting of such options or issuance of stock upon exercise of options. If the employee does not hold and disposes of the granted stock for lesser periods of time, the employee would recognize ordinary taxable income equal to the excess of the lesser of the sale price or fair market value on date of exercise over the exercise price of the option, with any additional gain taxable to the employee at capital gain tax rates. The Company under such circumstances would be entitled to a deduction equal to the amount taxable to the employee as ordinary income.

On February 6, 1996, the Company's Board of Directors approved the 1996 Stock Option Plan as to 15,000 shares of the Company's stock and upon recommendation of its Compensation Committee awarded 5,000 shares each to Horace Auberry (Chairman, Board of Directors and Chief Executive Officer of the Company) and to David Lutz (then Secretary-Treasurer and now President and Chief Operating Officer and Treasurer of the Company), contingent upon approval of the 1996 Plan by the stockholders of the Company at the 1996 Stockholders Meeting. The Board of Directors at its May 9, 1996 meeting upon recommendation of its Compensation Committee increased the maximum number of shares subject to the Plan to 20,000, and awarded an additional 2,500 shares to Mr. Auberry and 2,500 shares to Mr. Sven Oberg (Vice President-Technical Director), also contingent upon approval of the 1996 Plan by the stockholders at this Meeting, leaving 2,500 shares available for further grants which might be awarded by the Compensation
Committee in the future assuming approval of the Plan by stockholders at this Meeting.

The following table provides information concerning grants of stock options, contingent upon shareholder approval of the Plan, to the executive officers named in the Summary Compensation Table:

                                                              % OF
                                                             TOTAL                                           POTENTIAL REALIZABLE
                                                           OPTIONS                                          VALUE AT ASSUMED RATES
                                         OPTIONS           GRANTED             EXERCISE   EXPIRATION             OF STOCK PRICE
NAME                                     GRANTED           IN 1996             PRICE (1)        DATE            APPRECIATION (2)

                                                                                                                 5%              10%
Horace Auberry ................            5,000            28.57%             $ 15.000     2/6/06         $ 47,167         $119,531
Horace Auberry ................            2,500            14.29%               17.375     5/9/06           27,318           69,228
Total .........................            7,500            42.86%                                         $ 74,485         $188,759

(1)      Market price on date of grant.
(2) Hypothetical future values of stock purchasable upon exercise of the options. Computed as the difference between the exercise price's assumed price at the option's expiration date, using the annual compounded growth as shown, and the exercise price, times options granted. This calculation is pursuant to proxy rules and does not necessarily reflect management's assessment of the Company's future stock price performance.

                          BOARD AND COMMITTEE MEETINGS

During the Company's last full fiscal year, there was one regular (the 1995 Annual) and four special meetings of the Board of Directors. In addition, the Company has for a number of years followed the practice, permissible under North Carolina corporation law, of approving corporate resolutions by unanimous written consent without meeting. Three such resolutions were adopted by the Board of Directors during the Company's last full fiscal year.

The Company has a standing Audit Committee of the Board of Directors. All directors not otherwise associated with the Company as an officer, employee or consultant are designated as members of the Audit Committee. Accordingly, Directors Cousins, Emerson, Minio, Schubert, and Webb are presently the members of such Committee with Director Prevost serving as Chairman. The Audit Committee held two meetings during the Company's last fiscal year, at which representatives of the Company's independent auditors, Deloitte & Touche LLP were present. The Audit Committee recommends to the Board the firm to be designated as the Company's auditors, reviews and approves the scope of the annual audit and is responsible for considering any differences of opinion or disputes between management and said auditors which may arise and which are called to the Committee's attention.

The Board has a standing Compensation Committee, consisting of the same members as the Audit Committee with Director Emerson serving as Chairman. The Compensation Committee met twice during the Company's last fiscal year to review and approve the compensation of officers and related matters.

The Company has not established a standing Nominating Committee.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 29, 1995, the Company repurchased from Coronet Insurance Company, Inc. (Coronet) 510,424 shares of the Company's common stock. The shares repurchased represented 58% of the Company's total shares outstanding at that time. Mr. Clyde Wm. Engle, who was a Director of the Company until December 29, 1995, may be deemed to have controlled Coronet at that time.

The Company paid Coronet $5,460,000 in cash, 400,000 shares of the common stock of Alba-Waldensian, Inc. then owned by the Company and a Contingent Note based upon the Company's future earnings, the payments under which will not exceed $1,531,000. The Board of Directors engaged the investment banking firm of Interstate/Johnson Lane to evaluate the financial fairness of this transaction to the Company.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee has ever served as an officer or employee of the Company or had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K of the Securities and Exchange Commission. No executive officer of the Company has ever served as a director or member of the compensation committee of any other entity one of whose executive officers has ever been a member to the Company's Compensation

Committee or Board of Directors.

                            COMPENSATION OF DIRECTORS

Directors' fees are $3,250 per year; $1,000 per meeting for each Board meeting attended in person; $1,000 per meeting for each committee meeting attended in person that is held apart from the day of a Board meeting; and $500 for each committee and Board phone meeting. Directors who are full-time employees of the Company do not receive any directors' fees. Travel expenses of directors incurred traveling to and from meetings are reimbursed by the Company.

                              INDEPENDENT AUDITORS

The firm of Deloitte & Touche LLP served as the Company's independent auditors for the fiscal year ended June 29, 1996. Deloitte & Touche LLP and its predecessor firm, Touche Ross & Co., have served in this capacity since the Company's 1979-80 fiscal year. The Board of Directors has not selected independent auditors for the fiscal year beginning June 30, 1996. The Board of Directors has a policy of selecting and engaging independent auditors a few months prior to the end of the Company's fiscal year. A representative of Deloitte & Touche LLP has been requested and is expected to be present at the stockholders meeting. Such representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

                          STOCK PRICE PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on the Company's common stock to the Standard & Poor's 500 Stock Index and an index of peer companies that produce nonathletic footwear. The Standard & Poor's 500 Stock Index is a broad equity market index published by Standard & Poor's. The index of peer companies was constructed by the Company and includes the Company and R. G. Barry; Brown Group, Inc.; Genesco, Inc; Daniel Green Co.; Justin Industries; McRae Industries; Penobscot Shoe; Rocky Shoes & Boots, Inc.; Stride Rite Corp.; Timberland Co.; Weyco Group, Inc; and Wolverine World Wide. In constructing the peer index, the return of each component company was weighted according to its respective stock market capitalization. The graph assumes the investment of $100 in the Company's common stock, the Standard and Poor's 500 Stock Index and the peer index at end of the 1991 fiscal year.



Total Stockholder Return (THESE ARE THE NUMBERS IN THE GRAPH)
                          1991      1992      1993      1994      1995      1996
                          ----      ----      ----      ----      ----      ----
WELLCO .............      $100      $103      $106      $128      $141      $199
S & P 500 ..........       100       111       127       131       165       206
PEER GROUP .........       100       116       142       163       145       167


                             EXECUTIVE COMPENSATION

Compensation Summary

The following Summary Compensation Table shows certain information concerning the compensation of each of the Company's highly compensated executive officers whose total annual salary and bonus exceeded $100,000 during the last fiscal year:

                           SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION

                                                                                                LONG TERM
                                                                                 OTHER          COMPENSA-
                                                                                ANNUAL         TION-STOCK                  ALL OTHER
NAME AND PRINCIPAL                                                             COMPEN-             OPTION                    COMPEN-
POSITION:                            YEAR         SALARY        BONUS       SATION (1)         GRANTS (2)                 SATION (3)

Horace Auberry, Chairman
of the Board and Co-Chief
Executive Officer
                                     1996       $104,104      $35,658           $5,833              7,500                       $964
                                     1995        100,074       30,027            3,588                                           964
                                     1994         96,226       41,262           35,778                                           964
Rolf Kaufman, President
and Co-Chief Executive
Officer
                                     1996       $104,104      $35,658           $5,579                                       $13,964
                                     1995        100,074       30,027            6,166                                           964
                                     1994         96,226       41,262          142,158                                           964

(1)      Of the 1994  amounts,  $32,625  for Mr.  Auberry and  $136,125  for Mr.
         Kaufman  represent  the excess of market  price at date of stock option
         exercise  over  the  exercise  price.   All  other  amounts   represent
         reimbursement for income taxes.
(2)      Number of the Company's shares of common stock underlying stock options granted in 1996, contingent upon shareholder approval of the 1996 Stock
         Option Plan for Key Employees at the 1996 Annual Meeting.
(3)      $964 is life insurance  premiums paid by the Company for benefit of the named executive officer.  The 1996 amount for Mr. Kaufman,  who retired as President of the Company on September 30, 1996,  includes additional cash compensation of $13,000.


Stock Options

All options under the Company's 1985 Stock Option Plan for Key Employees were granted and exercised prior to the beginning of the Company's 1996 fiscal year.

The following table shows information as of the end of the Company's 1996 fiscal year , and for officers named in the Summary Compensation Table, concerning stock options which will be issued if shareholders approve the 1996 Stock Option Plan for Key Employees at the 1996 Annual Meeting:


                                 NUMBER OF
                        UNEXERCISED OPTION                  VALUE OF UNEXERCISED
NAME                                SHARES              IN-THE-MONEY OPTIONS (1)

Horace Auberry                       7,500                               $42,813

(1) Excess of the total market value at June 28, 1996 of the shares over the total exercise price.

Employment  Contracts  and  Termination  of  Employment  and   Change-in-Control
Agreements

The Company does not have employment contracts with any executive officer. There are no compensation plans or arrangements that will result from the resignation, retirement or termination of any executive officer, or that will result from a change-in-control of the Company or a change in any executive officer's responsibilities following a change-in-control.

Long-Term Incentive Plans

The Company does not have any type of long-term incentive plans for any executive officer or other employee.

Pension Plan

The Company's executive officers and all other salaried employees participate in an Administrative Employee Pension Plan (the Plan). Benefits under the Plan are based on years of service and average annual earnings. The following table illustrates the amount of annual pension benefits based on the years of service and average annual compensation levels shown:


                               PENSION PLAN TABLE

                                YEARS OF SERVICE

AVERAGE
ANNUAL
COMPENSATION   15 YEARS     20 YEARS     25 YEARS       30 YEARS        35 YEARS
$125,000        $15,300      $20,400      $25,500        $30,600         $35,700
$150,000         18,700       24,900       31,200         37,400          43,600
$175,000         22,100       29,400       36,800         44,100          51,500
$200,000         25,400       33,900       42,400         51,900          59,400


The Plan provides benefits based on final average compensation, defined in the Plan as the average of the consecutive five highest of the last ten years compensation, and on years of service. Compensation under the Plan is essentially equivalent to the aggregate amounts reported as annual salary and bonus compensation in the Summary Compensation Table above. Total years of service are limited to 35 and benefits are computed on a straight life annuity basis. Both of the officers named in the Summary Compensation Table have more than the maximum 35 years of service. Mr. Kaufman started receiving his pension benefits upon his retirement on October 1, 1996 from his full time position as President of the Company.

                          COMPENSATION COMMITTEE REPORT

The Compensation Committee (the Committee) of the Board of Directors submits recommendations to the Board of Directors as to the type and amount of compensation for three executive officers of the Company (Mr. Auberry, Chairman, Board of Directors and Chief Executive Officer, Mr. Kaufman, Vice Chairman, Board of Directors, and Mr. Lutz, President and Chief Operating Officer and Treasurer). The Committee consists of all directors not otherwise associated with the Company and, in the 1996 fiscal year, consisted of six members.

The Committee usually meets once during a year to consider and make recommendations to the Board of Directors. In the 1996 fiscal year, the Board of Directors did not modify or reject any action or recommendation of the Compensation Committee.

The Committee does not use any compensation consultants in making its decisions and recommendations, and does not relate compensation of the above named executive officers to that of any other entity or industry grouping.

Each of the named executive officers receives an annual cash bonus which is based on a specified percentage of consolidated net income, as defined. Each executive officer's percentage has remained constant for the past several years. This results in a significant amount of each executive officer's total cash compensation being dependent on the Company's operations. No one of the above named executive officers has a guaranteed or minimum amount of bonus. Although not a frequent occurrence, the Committee from time to time awards discretionary additional bonuses for extraordinary achievement.

All officers of the Company participate in fringe benefit plans (group health insurance, group life insurance and long-term disability) to the same extent and under the same terms as all other salaried employees of the Company. Mr. Auberry and Mr. Kaufman each receive two perquisites whose value aggregates much less than 10% of their total annual salary and bonus.

        Submitted by the Compensation Committee of the Board of Directors

                            James T. Emerson Chairman
William M. Cousins, Jr.           Joseph Minio                  J. Aaron Prevost
William D. Schubert             Fred K. Webb, Jr

                               SECURITY OWNERSHIP

The number of shares of common stock (the Company's only voting security) beneficially owned or held under option by (a) all executive officers, directors and nominees for director and (b) each person or entity owning more than 5% of the outstanding shares of common stock (including persons or entities who may be deemed a group for purposes of the federal securities laws), as known by management of the Company, based upon information furnished to the Company by or on behalf of such person or entity, as "beneficial ownership" is defined under Rule 13d-3 under the Securities Exchange Act of 1934, is set forth in the following table:


                                AMOUNT AND NATURE
                  OF BENEFICIAL OWNERSHIP ON SEPTEMBER 30, 1996


                                   SOLE
                                 VOTING        SHARED
                                    AND    VOTING AND  TOTAL             PERCENT
                            DISPOSITIVE   DISPOSITIVE  BENEFICIAL             OF
NAME                              POWER     POWER (1)   OWNERSHIP      CLASS (3)

Officers and Directors
Horace Auberry (2)                4,650          500       5,150           1.34%
Rolf Kaufman (2)                 19,440        2,200      21,640           5.62%
David Lutz (2)                                 1,500       1,500           0.39%
Directors:
James T. Emerson                176,312                  176,312          45.79%
J. Aaron Prevost                  1,500                    1,500           0.39%
Officers:
Richard A. Wood, Jr.              1,200                    1,200           0.31%
All Officers and Directors
as a Group (11)                 203,102        4,200     207,302          53.84%


(1) Shares owned jointly with spouse and shares held by spouse and children over whom the listed person may have substantial influence by reason of the relationship are shown as shared voting and dispositive power.
(2) Employees of the Company participate in a September 6, 1990 plan approved by the Board of Directors under which any employee-stockholder has the option of redeeming shares beneficially owned as of said date and shares subsequently issued under stock options outstanding at that date. The redemption right occurs at the employee's death or other separation from employment other than for cause and the redemption price is the Company's net book value per share, as defined in said plan, at the time of termination ($18.21 at June 29, 1996). The total of shares owned by all officers subject to this plan is shown in the table above.
(3) Percent of total shares outstanding (374,382) and shares issuable under options exercisable within 60 days (10,700), including options granted contingent upon approval of the 1996 Stock Option Plan for Key
         Employees.

                  STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

Proposals of qualified stockholders intended to be presented at the Company's 1997 Annual Stockholders Meeting must be received by the Secretary at the address stated herein no later than June 27, 1997, in order to be considered for inclusion in the Company's Proxy Statement and Proxy for that meeting.


                              By Order of the Board of Directors

                              RICHARD A. WOOD, JR.
                              Secretary

Waynesville, North Carolina
October 18, 1996


A copy of the Company's 1996 Form 10-K (Annual Report filed with the Securities and Exchange Commission) is available at no charge to any stockholder requesting it. Requests should be made in writing and addressed to the Secretary, Wellco Enterprises, P. O. Box 188, Waynesville, NC 28786.

                                    EXHIBIT A

                    1996 STOCK OPTION PLAN FOR KEY EMPLOYEES

                                       OF

                            WELLCO ENTERPRISES, INC.

This 1996 Stock Option Plan (hereinafter called the "Plan") for key employees of Wellco Enterprises, Inc. and its subsidiaries, both present and future (hereinafter called "Wellco"), is intended to provide additional incentive to key employees of Wellco and to encourage and enable such key employees to acquire a greater proprietary interest in Wellco.

1.       STOCK SUBJECT TO THE PLAN.

Options granted under this Plan shall be options to purchase common stock of Wellco. The maximum number of shares which may be optioned hereunder shall not exceed an aggregate of 20,000 shares of the One Dollar ($1.00) par common stock of Wellco (subject to future adjustments for any stock dividends or other changes in capitalization referred to in Paragraph 11 below). Such shares may be in whole or in part, as the Board of Directors of Wellco shall from time to time determine, authorized but unissued shares of common stock or issued shares which shall have been reacquired by Wellco. If any option granted under the Plan shall expire or terminate without being fully exercised, the shares which were subject to such option but as to which the option was not exercised may again be optioned under the Plan.

2.       ELIGIBILITY.

Options will be granted only to regularly employed and salaried key employees (including officers) of Wellco who, in the judgment of the Compensation Committee of Wellco's Board of Directors (hereinafter called the "Committee") provided for in Paragraph 10 below, perform services of special importance to the management, operation and development of the business of Wellco and/or its subsidiaries and sub-subsidiaries. For purposes of this Plan, a key employee is one serving Wellco in an executive, administrative or professional capacity as defined from time to time by law under the Fair Labor Standards Act and regulations promulgated thereunder. A Director of Wellco who is not also an employee of Wellco will not be eligible to receive an option.

2.       OPTION PRICE AND PAYMENT.

The purchase price of the shares of common stock covered by each option granted pursuant to the Plan shall equal not less than 100% of the fair market value of such shares of common stock on the date the option is granted, provided, however, that in the case of an option granted to any person then owning (personally or under applicable attribution rules under the Internal Revenue
Code) more than 10% of the voting power of all classes of Wellco's outstanding stock, the purchase price per share of the stock subject to such option shall be not less than 110% of the fair market value of said stock on the date of grant of such option. Such fair market value may be taken by the Committee as the closing market composite price on the American Stock Exchange or other securities market in which there is trading in Wellco common stock on the trading day preceding the date on which the option is granted, or if such stock is not traded on that date, on the next preceding date on which said stock was traded. The purchase price of the shares purchased shall be paid in full in cash at the time of exercise of the option or, at the election of the holder of the grant, by surrender of the

Company's stock then owned by said holder. No holder of an option shall be deemed to be the holder of any shares subject to such option or shall have any of the rights of a stockholder with respect to the shares subject to such option unless and until certificates for such shares are issued to such holder upon the due exercise of the option.

4.       TERMS OF OPTIONS.

The term of each option shall be not more than ten years from the date of granting thereof and shall be exercisable at such time and in such installments during said ten-year period as may be specified in each particular option grant except that in no event may any option be exercised by the holder thereof until after six (6) months from the date of grant of said option. Options granted under the Plan to individual employees may contain such additional particular provisions not inconsistent with the terms hereof as the Committee may deem appropriate. Except as provided in Paragraphs 6 and 7 below, no option may be exercised at any time unless the holder thereof is then an employee of Wellco or its subsidiaries. The granting of an option pursuant to the Plan shall take place only when a written option agreement shall have been duly executed and delivered by Wellco and the employee to whom such option is to be granted.

5.       NON-TRANSFERABILITY OF OPTIONS.

No option granted under this Plan shall be transferable otherwise than by Will or the laws of intestate succession, and an option may be exercised only by the employee during the employee's lifetime.

6.       TERMINATION OF EMPLOYMENT.

Notwithstanding the provisions of Paragraph 4 above, if the employment of an employee holding an option shall be terminated otherwise than by reason of death, he may (unless a shorter period is provided for in his option agreement) exercise the option at any time within three months after such termination (but in no event after ten years from the date such option was granted) to the extent of the number of shares that he was entitled to purchase under the option at the time of such termination. Options granted under the Plan shall not be affected by any change of employment so long as the holder continues to be an employee of Wellco and/or its subsidiaries or sub-subsidiaries. The option agreements may contain such provisions as the Committee shall approve with reference to the effect of approved leaves of absence. Nothing contained in the Plan or in any option granted pursuant to the Plan shall confer on any employee the right to continue in the employ of Wellco, its subsidiaries or sub-subsidiaries or interfere in any way with the right of any such entities to terminate his employment at any time.

7.       DEATH OF EMPLOYEE.

In the event of the death of an employee to whom an option has been granted while he is employed by Wellco and/or its subsidiaries or sub-subsidiaries or within three months after the termination of his employment, the option theretofore granted to him may be exercised by a legatee or legatees of the option under the employee's Will, or by the personal representative or distributees of such deceased employee, at any time within a period of one year after the death of such employee (but in no event after ten years from the date such option was granted) to the extent of the number of shares that an employee was entitled to purchase under his option at the date of his death.

8.       ISSUANCE AND TRANSFER OF SHARES.

No shares of Wellco's common stock shall be issued under the Plan or subsequently transferred unless and until all legal requirements applicable to such issuance have been complied with to the satisfaction of the Committee and Wellco's legal counsel. The Committee shall condition issuance of shares under the Plan on the recipient's written undertaking to comply with such restrictions on his subsequent disposition of said shares as the Committee and Wellco's legal counsel shall deem necessary or advisable as the result of any applicable law, regulation or official interpretation thereof and certificates representing such shares may be legended to reflect any such restrictions. Each grant shall expressly be conditioned upon the recipient's written undertaking that he is receiving said shares for his own account and not with a view toward a distribution thereof and will not sell the same except pursuant to an effective registration under the Securities Act of 1933, as amended, or pursuant to an applicable exemption from such registration and otherwise permissible under any other applicable laws, regulations or rules of any governmental agency, all as determined by Wellco's legal counsel.

9.       ADMINISTRATION.

The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have the authority and discretion to determine the individuals to whom, and the time or times at which, options shall be granted and the number of shares to be subject to each option. In making such determinations, the Committee may take into account the nature of the services rendered by the respective employees, their present and potential contributions to Wellco's success, the anticipated number of years of effective service remaining and such other factors as the Committee may deem relevant. Subject to the express provisions of the Plan, the Committee shall also have the authority and discretion to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective option agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the Plan. The Committee's determinations on all such matters shall be final and binding on all persons.

10.      THE COMMITTEE.

The Plan shall be administered by the  Compensation  Committee of Wellco's Board
of Directors as in existence and constituted from time to time, said Compensation Committee being comprised of all Directors of the Company not otherwise associated with Wellco. If for some reason the Compensation Committee shall not exist, the Plan shall be administered by a Committee consisting of not less than 2 members of the Board of Directors of Wellco. No member of the Board of Directors who is at the time eligible to participate in the Plan shall be a member of the Committee. The Committee, including its Chairman, shall be appointed by the Board of Directors, which may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decisions or determinations reduced to writing and signed by all of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary, shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable. No member of the Committee shall be liable for any determination made in good faith with respect to the Plan or any option granted under it.

11.      ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

Notwithstanding any other provisions of the Plan, each option agreement shall contain such provisions as the Committee shall determine to be appropriate for adjustment of the number and class of shares subject to such option, the option prices and numbers of shares as to which the options shall be exercisable at any time in the event of changes in the outstanding common stock of Wellco by reason of stock dividends, split-ups, recapitalizations, combinations or exchanges of shares, mergers, consolidations, separations, reorganizations, liquidations and the like. In the event of any such change in the outstanding common stock of the Corporation, the class and aggregate number of shares available under the Plan and the maximum number of shares as to which options may be granted to any individual shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

12.      NON-FUNDING OF PLAN.

The Plan shall be unfunded. Neither Wellco nor any subsidiary or sub-subsidiary shall be required to establish any special or separate fund or make any other segregation of assets by virtue of the Plan or the issuance of grants or shares hereunder.

13.      AMENDMENT AND TERMINATION.

Unless the Plan shall theretofore have been terminated as hereinafter provided, the Plan shall terminate on and no option shall be granted thereunder after June 20, 2001. The Board of Directors of Wellco may at any time prior to that date terminate the Plan, or make such modifications of the Plan as it shall deem advisable, including any modification in the composition of the Committee; provided, however, that the Board of Directors may not, without the affirmative vote of the holders of a majority of the outstanding shares of common stock of Wellco, increase the maximum number of shares for which options may be granted under the Plan either in the aggregate or to any individual employee (except as provided in the foregoing Paragraph 11) or extend beyond June 20, 2001, the period during which options may be granted or beyond ten years after date of grant the period within which options may be exercised. No termination or amendment of the Plan may, without the consent of the employee to whom any option shall theretofore have been granted, adversely affect the rights of such employee under such option.

14.      EFFECTIVENESS OF THE PLAN.

Effectiveness of the Plan is contingent upon approval of the Plan at Wellco's 1996 Annual Stockholders Meeting by the affirmative vote in person or by proxy of the holders of a majority of the outstanding shares of the common stock of the Corporation entitled to vote at such meeting.

APPENDIX
FORM OF PROXY

ITEM 1: Your Board of Directors recommends a vote FOR the election of the following Directors:
Class I, term expiring in 1998:  William D. Schubert
Class II, term expiring in 1999: James T. Emerson, Fred K. Webb, Jr., David Lutz Class III, term expiring in 1997: Joseph Minio

__________ FOR ALL NOMINEES, except as marked to the right
__________ WITHHOLD AUTHORITY to vote for all nominees

To withhold authority to vote for any Director nominee(s), print the name(s) below:
_______________________________________________________________________
ITEM 2: Your Board of Directors recommends a vote For approval of the 1996 Stock Option Plan for Key Employees;
__________  FOR
__________  AGAINST
__________  ABSTAIN

--------------------------------------------------------------------------------

IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ABOVE AS SET FORTH IN THE PROXY STATEMENT AND THE HOLDERS HEREOF WILL EXERCISE THEIR DISCRETION AS TO ALL OTHER ITEMS OF BUSINESS WHICH MAY COME BEFORE THE MEETING.
--------------------------------------------------------------------------------


                               -------------------------------------------------

                               -------------------------------------------------
                               Signature of Stockholder(s)

                               Date_______________________________________, 1996
                               NOTE: SIGN NAME EXACTLY AS IT APPEARS HEREON AND DATE. Co-owners must all sign. Attorneys, executors, administrators, trustees, guardians, etc. should sign in official capacity and give title.



                    FOLD AND DETACH HERE. RETURN THIS PORTION










                            WELLCO ENTERPRISES, INC.
                P. O. Box 188, Waynesville, North Carolina 28786

The annual meeting will be held on November 19, 1996 at 3:00 P.M. in the cafeteria of the Company's plant at 150 Westwood Circle, Waynesville, North Carolina.

YOUR VOTE IS VERY IMPORTANT. PLEASE MARK, SIGN, AND DATE THE ABOVE, AND RETURN IT IN THE ENVELOPE PROVIDED.

                            WELLCO ENTERPRISES, INC.
                P. O. Box 188, Waynesville, North Carolina 28786
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         FOR THE ANNUAL STOCKHOLDERS MEETING, TUESDAY, NOVEMBER 19, 1996

The undersigned hereby acknowledges receipt of Notice of Meeting and Proxy Statement each dated October 18, 1996, of the 1996 annual stockholders meeting of Wellco Enterprises, Inc., and hereby revokes all proxies heretofore given for said meeting and appoints Rolf Kaufman, J. Aaron Prevost and William M. Cousins, Jr., (and each of them with full power of substitution, or any one or more of them acting in the absence of the others) as attorneys and proxies of the undersigned to represent, vote and act for the undersigned as designated on the back of this proxy with respect to all shares of the stock of said Company which the undersigned is entitled to vote at the annual meeting of stockholders of the Company to be held in the cafeteria of the Company's plant at 150 Westwood Circle, Waynesville, North Carolina, at 3:00 P.M., EST, on Tuesday, November 19, 1996 or at any adjournment thereof.

          (Continued, and to be marked, dated and signed on other side)



                    FOLD AND DETACH HERE. RETURN THIS PORTION